Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is effective as of October 15, 2021 (“Effective Date”), by and between Gain Therapeutics, Inc. (“Company”) and Matthias Alder (“Executive”).

WHEREAS, the Company desires to retain the services of Executive as Chief Operating Officer as further set forth in this Agreement; and

WHEREAS, Executive desires to serve the Company in such capacity, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

1.EMPLOYMENT BY THE COMPANY

1.1.Position. Subject to terms set forth herein, the Company agrees to employ Executive in the position of Chief Operating Officer, and Executive hereby accepts such employment. During his employment with the Company, Executive will devote his best efforts and substantially all of his time and attention to the business of the Company, except as provided in Section 4 below and for vacation periods and reasonable periods of illness or other incapacities in accordance with the Company’s general employment policies.

1.2.Duties. Executive will serve in an executive capacity performing such duties as are normally associated with his then current position and such duties as are assigned to him from time to time, subject to the oversight and direction of the Chief Executive Officer and the Company’s Board of Directors (“Board”) or a committee thereof.

1.3.Location. Executive’s primary office location will be at the Company’s corporate offices in Bethesda, Maryland. The Company reserves the right to reasonably require Executive to perform his duties at places other than at his primary office location from time to time, and to require reasonable business travel.

1.4.Term. The term of this Agreement will commence on the Effective Date and will continue until terminated in accordance with Section 6.

1.5.Policies and Procedures. The employment relationship between the parties will be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion; provided that if the terms of this Agreement differ from or are in conflict with the Company’s personnel policies or procedures, this Agreement will control.

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2.COMPENSATION

2.1.Base Salary. For services rendered by Executive pursuant to this Agreement, Executive will receive an annualized base salary of four hundred thousand US dollars (US$400,000) as may be adjusted from time to time by the compensation committee of the Board at its discretion (“Base Salary”), payable in accordance with the Company’s regular payroll schedule, less any payroll withholding and deductions in accordance with applicable law.

2.2.Annual Incentive. During Executive’s employment with the Company, and as determined by the Board in its sole discretion, Executive will be eligible for an annual incentive cash bonus (“Annual Incentive”) with a target of thirty-five percent (35%) of the Base Salary (“Target Annual Incentive”). The actual Annual Incentive earned in any particular year may be more or less, including zero, than the Target Annual Incentive based on the achievement of Company and personal objectives established and approved by the Board, and the achievement of which is determined at the discretion of the Board. The Annual Incentive will be paid to Executive as soon as practicable, but in no event later than the date that is two- and-one-half months following the end of the fiscal year in which such incentive is earned.

2.3.Long-Term Equity Incentives.

(i)Initial Equity Incentive Grants. On the Effective Date, Executive will receive the following equity incentive grants (“Initial Grants”) pursuant to the terms and conditions of the Company’s 2020 Omnibus Incentive Plan, the Executive shall receive 200,000 stock options in the form of incentive stock options (ISOs) to the extent permitted by applicable law,i and the balance in the form of non-qualified stock options (NQs), vesting over a four (4) year period from the Effective Date, with 25% vesting on the first anniversary of the Effective Date, and the balance vesting in equal monthly installments over the remainder of the vesting period; and

(ii)Performance-Based Equity Incentive Grants. Subject to the Executive meeting the specified criteria below, the Executive shall be entitled to a grant of up to 200,000 restricted stock units (“RSUs”) as follows: (i) 100,000 RSUs vesting upon (a) the closing of an exclusive license deal for one or more Company pipeline programs and/or research, development and commercialization of a collaboration deal with a Validating Industry Partner (defined herein as a Top 25 pharma company by revenue, a top 15 pharma or biotech company by CNS product revenue, a biotech company with a market cap in excess of $20 billion, or a company that does not meet the specified criteria but provides comparable validation of the partnered programs or drug discovery platform as determined in the discretion of the Board), and (b) a resulting extension of the Company’s cash runway by one (1) year or more with one or more transactions; and/or (ii) 100,000 RSUs upon the Company’s initiation (patient first dosing) in a phase 1B clinical study conducted in the United States or any clinical efficacy study dosing under a United States Food & Drug Administration Investigational New Drug Application (Commercial IND). The Compensation Committee of the Board shall be responsible for verification and confirmation of the achievement of the specified criteria in (i) and (ii).

2.4.Business and Entertainment Expenses. Subject to the Company’s standard policies and procedures for expense reimbursement as applied to its executive employees generally, the Company will reimburse Executive for, or pay on behalf of Executive, reasonable out-of-pocket expenses for Company-

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related travel, entertainment, professional licensing, continuing education and other expenses incurred by Executive on behalf of the Company.

2.5.Other Company Benefits. Executive will be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to its similarly situated executives. Executive will also be entitled to annual vacation in accordance with the Company’s standard policies and as otherwise provided for senior executive officers, but in no event less than twenty (20) working days. Working days are all calendar days with the exception of Saturdays, Sundays and the designated Company holidays.

3.	INSURANCE AND INDEMNIFICATION

3.1.Life, Disability and Key Man Insurance. In the event the Company establishes plans for life, disability and key man insurance, Executive will be entitled to participation in those plans pursuant to the terms and conditions of those plans and there applicability to employees such as Executive.

3.2.D&O Insurance. The Company will obtain and maintain at the Company’s expense during the term of this Agreement and for six (6) years thereafter liability insurance for the directors and officers of the Company (D&O insurance) in the amount of at least US$10 million for any acts or omissions of Executive covered by the applicable insurance policy.

3.3.Indemnification. The Company and Executive acknowledge that they have entered into a separate indemnification agreement, and the Company will indemnify Executive in accordance with the terms of such agreement.

4.	OUTSIDE ACTIVITIES DURING EMPLOYMENT

4.1.Exclusive Employment. Executive will not engage in any business activity which, in the reasonable judgment of the Chief Executive Officer or the Board, is likely to interfere with Executive’s ability to discharge his duties and responsibilities to the Company. Executive may engage in civic and not- for-profit activities and participate in industry associations, including by joining civic boards and boards of industry associations so long as such activities do not materially interfere with the performance of his duties hereunder. Executive may join the board of directors of for profit companies with the prior approval of the Board.

4.2.No Adverse Interests. Except as permitted by Section 4.3, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or engage in any business that creates a conflict of interest with his duties of loyalty to the Company.

4.3.Non-Competition during Term of Agreement. During the term of this Agreement, except on behalf of the Company or as expressly authorized by the Board, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity

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whatsoever which were known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he or his immediate family may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation will not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

5.	CONFIDENTIAL INFORMATION, NON-COMPETITION AND NON-SOLICITATION

As a condition of employment, Executive agrees to execute and abide by the Employee Confidential Information and Inventions Assignment Agreement, Non-competition and Non-solicitation attached hereto as Exhibit A (“CIIAA”), which is incorporated herein by reference, as may be amended by the parties from time to time, and which contains provisions that are intended by the parties to survive and that do survive termination or expiration of this Agreement, including certain non-solicitation and non- competition covenants.

6.	TERMINATION OF EMPLOYMENT

6.1.Definitions. For purposes of this Section 6, the following terms have the following meanings:

“Accrued Obligations” means (i) Executive’s earned but unpaid Base Salary through the Termination Date; (ii) the amount of any Annual Incentive and any other annual, long-term, or other incentive award, in each case which relates to a completed fiscal year or performance period, as applicable, not yet paid on or before the Termination Date; (iii) a lump-sum payment in respect of accrued but unused vacation days at Executive’s per-business-day Base Salary rate in effect as of the Termination Date; and

(iv) any unpaid expense or other reimbursements due pursuant to Section 2.4 hereof.

“Beneficiary” means the designee(s) listed in  Exhibit B who are entitled to receive payments under Section 6.3 upon the death of Executive.

“Cause” means (i) Executive’s conviction of, or plea of guilty or nolo contendere to, any felony or any crime involving theft, embezzlement, dishonesty or moral turpitude; (ii) any act by Executive constituting willful misconduct, deliberate malfeasance, dishonesty, unethical conduct or gross negligence in the performance of his duties; (iii) Executive’s willful and continued failure to perform any of the duties of his position (which has not been cured within thirty (30) days following the first written notice from the Company describing such failure in reasonable detail); or (v) any material breach (which has not been cured within thirty (30) days following the first written notice from the Company describing such breach in reasonable detail) by Executive of this Agreement or any other agreement between Executive and the Company or any of its affiliates.

“Change of Control” means the occurrence of any of the following: (i) any third party or group of third parties becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; provided that if the third party or group of third parties is already deemed to own more than 50% of the total fair market value or total voting power, then the acquisition of additional stock

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by such third party or group of third parties will not constitute an additional Change in Control; (ii) the stockholders of the Company approve a plan of complete liquidation of the Company; (iii) the sale or disposition of all or substantially all of the Company’s assets; or (iv) a merger, consolidation or reorganization of the Company with or involving any other entity, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a 50% of the combined voting power of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization owned in approximately the same proportion of such ownership by each of the prior shareholders as prior to the transaction.

“Change of Control Period” means the period starting three (3) months prior to a Change of Control and ending twenty-four (24) months after a Change of Control.

“Change of Control Termination” means a termination of this Agreement during the Change of Control Period by the Company without Cause, by Executive for Good Reason, or due to Executive’s death or Disability.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as

amended.

“Disability” means Executive’s becoming incapacitated for a period of at least one hundred eighty (180) days by accident, sickness or other circumstance that renders Executive mentally or physically incapable of performing the material duties and services required of Executive hereunder on a full-time basis during such period.

“Good Reason” means: (i) any material diminution of Executive’s authority, duties or responsibilities or the assignment to Executive of duties or responsibilities which are materially inconsistent with Executive’s position; (ii) any reduction by the Company in Executive’s Base Salary other than a reduction that is also applicable in a substantially similar manner and proportion to the other senior executives of the Company; (iii) a relocation of Executive’s place of employment to a location in excess of 50 miles from the Company’s current offices in Bethesda, Maryland; (iv) any material breach of this Agreement by the Company; or (v) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company which, for purposes of this provision, will be a material breach of this Agreement.

“Pro-Rata Annual Incentive” means an amount equal to (i) the Annual Incentive that Executive would have been entitled to receive for the calendar year that includes the Termination Date if his employment hereunder had continued (as determined by the Board based upon the actual achievement of the applicable performance goals), multiplied by (ii) a fraction, the numerator of which is the number of days he was employed hereunder during such year and the denominator of which is the number of days in such year.

“Release” means the release of claims substantially in the form attached as Exhibit C.

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“Severance Period” means the period starting on the Termination Date and ending twelve

(12) months after the Termination Date, or in connection with a Change of Control Termination, twenty- four (24) months after the Termination Date.

“Stock Awards” means the Initial Grants and any future stock options, RSUs, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

“Termination Date” means the date on which this Agreement and Executive’s employment hereunder terminates.

6.2.Termination of Agreement. This Agreement and Executive’s employment with the Company is terminable at will by the Company or by Executive for any reason or no reason, each by written notice to the other party effective upon receipt or on a later termination date agreed with the other party. In addition, this Agreement terminates upon death or Disability of Executive.

6.3.	Terminations with Severance.

(a)If the Company terminates this Agreement without Cause, Executive terminates this Agreement for Good Reason, or this Agreement terminates upon death or Disability of Executive, the Company will pay or award to Executive (or his Beneficiaries upon termination for the death of Executive) the Accrued Obligations on the Termination Date, and subject to execution and non-revocation of the Release, on the date on which the Release may no longer be revoked, the following payments and severance benefits (“Severance Benefits”):

(i)an amount equal to Executive’s Base Salary in effect immediately prior to the Termination Date that would be payable to Executive if this Agreement continued during the applicable Severance Period;

(ii)the Pro-Rata Annual Incentive; or upon a Change of Control Termination, the Pro-Rata Annual Incentive and the amount of the Target Annual Incentive that would accrue during the applicable Severance Period;

(iii)for the applicable Severance Period, the cost of continuation coverage pursuant to COBRA or applicable state continuation coverage laws, for Executive and his eligible dependents who were covered under the Company’s health insurance plans as of the date of the termination of this Agreement (provided that Executive will be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA or any corresponding state law, including, without limitation, his election of such coverage and his timely payment of premiums);

(iv)for the applicable Severance Period, the amount of any life insurance and long-term disability insurance premiums it was paying prior to the date of the termination of this Agreement;

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(v)acceleration of vesting of (A) Executive’s outstanding unvested Stock Awards that would have vested over the twelve (12) month period following the date of termination had Executive remained continuously employed by the Company during such period, or (B) all of Executive’s outstanding unvested Stock Awards if this Agreement is terminated pursuant to a Change of Control Termination, provided that if any unvested Stock Awards have lapsed or been forfeited upon a termination during the Change of Control Period but prior to a Change of Control, the Company will make a cash payment to the Executive, no later than ten (10) days after the effective date of the Change of Control, equal to the economic value of the terminated Stock Award to Executive at the time of the Change of Control (calculated for stock options as the difference between the exercise price of the option and the fair market value of the shares underlying the option at the time of the Change of Control, and for stock awards as the fair market value of the shares at the time of the Change of Control). The provisions concerning vesting pursuant to clauses (A) and (B) below will be cumulative and are hereby deemed to be a part of all equity incentive grants, including the Initial Grants and any future stock options, RSUs, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof, (each a “Stock Award”) and to supersede any less favorable provision in any agreement or plan regarding such Stock Award.

(b)Notwithstanding anything herein, if this Agreement is terminated pursuant to Executive’s death or Disability and if the Company has paid for or provided the Executive with life insurance or long term disability insurance coverage as set forth in Section 2.6, then the payment pursuant to such insurance will replace the Company’s obligation to pay the Severance Benefits set forth in Section 6.3(a)(i) and (iv).

(c)As a condition precedent to receipt of any Severance Benefits, Executive will provide the Company with the executed and effective Release, or a release in such other form as the parties may agree upon at the time. Such Release must be executed and delivered to the Company by no later than twenty-one (21) days after the date of Executive’s termination from employment and must not be revoked during the seven (7) days following such delivery. If such Release is not executed in a timely manner or is revoked, all Severance Benefits will immediately cease and Executive shall be required to repay to the Company any such payments that have already been paid to Executive.

6.4.Terminations without Severance. If this Agreement is terminated by Executive without Good Reason or by the Company for Cause, Executive will be entitled to the Accrued Obligations, but no other payments or severance benefits.

6.5.	Cooperation Obligations.

(a)Resignation from Positions. Upon the termination of Executive's employment for any reason, Executive will immediately resign from each position held with the Company and its affiliates as of the Termination Date, if requested to do so by the Company, subject to any applicable legal requirements regarding such resignation.

(b)Transition Activities. After delivery or receipt by Executive of any notice of termination, and for a reasonable period following any termination of this Agreement (to include any period for which Executive has been provided Base Salary as a severance benefit), Executive will fully cooperate

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with the Company in all matters relating to the winding up of Executive’s pending work and the orderly transfer of any such pending work to such other employees as may be designated by the Company.

(c)Return of the Company’s Property. If the Company has delivered or received a notice of termination of this Agreement, the Company will have the right, at its option, to require Executive to vacate his offices and to cease all activities on the Company’s behalf prior to the effective date of termination. Upon the termination of this Agreement, as a condition to Executive’s receipt of any post- termination benefits described in this Agreement, Executive will immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other tangible and intangible property belonging to the Company, it being distinctly understood that all such lists, books and records, and other property, are the property of the Company. Executive will deliver to the Company a signed statement certifying compliance with this Section 6.5 prior to the receipt of any post-termination benefits described in this Agreement.

(d)Litigation. After the termination of this Agreement, Executive will cooperate with the Company in responding to the reasonable requests of the Company’s Chairman of the Board, CEO or General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its or their respective affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems Executive’s cooperation necessary or desirable. In such matters, Executive agrees to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing.

(e)Expenses and Fees. The Company will reimburse Executive for reasonable out- of-pocket expenses incurred by Executive as a result of his cooperation with the obligations described in this Section 6.5 (b) and (d), within thirty (30) days of the presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures. Except as provided in the preceding sentence, Executive will not be entitled to any compensation for activities performed pursuant to this Section 6.5 during the applicable Severance Period. In the event the Company requests extensive time from the Executive in connection with this Section 6.5 (b) and/or (d), the Company will pay Executive a compensation for activities performed based on an hourly rate of 160th of Executive’s monthly Base Salary immediately preceding the termination of employment (the “Fees”). In performing obligations under this Section 6.5(b) and (d) following termination of this Agreement, Executive agrees and acknowledges that he will be serving as an independent contractor, not as a Company employee, and he will be entirely responsible for the payment of all income taxes and any other taxes due and owing as a result of the payment of Fees, will not be eligible to participate in any Company benefit plans while performing such services.

6.6.	Modification of Payments.

(a)In the event it is determined that any payment, right or distribution by the Company or any other person or entity to or for the benefit of Executive pursuant to the terms of this Agreement or otherwise, in connection with, or arising out of, his employment with the Company or a change in ownership

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or effective control of the Company or a substantial portion of its assets (a “Payment”) is a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) on account of the aggregate value of the Payments due to Executive being equal to or greater than three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) so that Executive would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) and the net after-tax benefit that Executive would receive by reducing the Payments to the Parachute Threshold is greater than the net after-tax benefit Executive would receive if the full amount of the Payments were paid to Executive, then the Payments payable to Executive will be reduced (but not below zero) so that the Payments due to Executive do not exceed the amount of the Parachute Threshold, reducing first any Payments under Section 6.3(a) hereof.

(b)The Company hereby agrees that, for purposes of determining whether any payment and benefits set forth in Section 6.3(a) above would be subject to the Excise Tax, the non- compete set forth in the CIIAA above will be treated as an agreement for the performance of personal services. The Company hereby agrees to indemnify, defend, and hold harmless Executive from and against any adverse impact, tax, penalty, or excise tax resulting from the Company or accountant’s attribution of a value to the non-compete set forth in the CIIAA that is less than the total compensation amount that would be disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K if Executive had been a “named executive officer” of the Company in the year prior to year of the event that triggers the Excise Tax, to the extent the use of such lesser amount results in a larger Excise Tax than Executive would have been subject to had the Company or accountant attributed a value to the non-compete set forth in the CIIAA that is at least equal to the total compensation amount disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K for such year.

6.7.Section 409A.

(a)Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either will either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or will comply with the requirements of such provision.

(b)Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), will be delayed and paid or provided, without interest, on the earlier of (i) the date which is six (6) months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death.

(c)After any Termination Date, Executive will have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined

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under Section 409A and such date will be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise will be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid will be in the discretion of the Company.

7.	GENERAL PROVISIONS

7.1.Notices. Any notices provided hereunder must be in writing and will be deemed effective upon the earlier of personal delivery or receipt if delivered by mail or courier service, to the Company at its primary office location and to Executive at his address as listed on the Company payroll or Executive’s then current place of abode.

7.2.Confidentiality. Unless publicly disclosed by the Company, Executive will hold the provisions of this Agreement in strictest confidence and will not publicize or disclose this Agreement in any manner whatsoever; provided, however, that Executive may disclose this Agreement: (a) to Executive’s immediate family; (b) in confidence to his attorneys, accountants, auditors, tax preparers, and financial advisors; (c) insofar as such disclosure may be necessary to enforce its terms or as otherwise permitted or required by law. In particular, and without limitation, Executive agrees not to disclose the terms of this Agreement to any current or former employee of the Company.

7.3.Reasonableness of Restrictions. Executive acknowledges and agrees that (a) he has read this Agreement in its entirety and understands it, (b) the limitations imposed in this Agreement and the CIIAA do not prevent him from earning a living or pursuing his career following the termination of this Agreement, and (c) the restrictions contained herein and therein are reasonable, proper, and necessitated by the Company’s legitimate business interests. Executive represents and agrees that he is entering into this Agreement and the CIIAA freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.4.Arbitration and Remedies. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of Executive’s employment with the Company or out of this Agreement, or Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, will be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association by a single arbitrator selected in accordance with said rules; provided however, that as it may be impossible to assess the damages caused by violation of this Agreement or any of its terms, the parties

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agree upon the threatened or actual violation of this Agreement or any of its terms the aggrieved party will have the right to obtain injunctive relief from a court, without bond and without prejudice to any other rights and remedies for a breach or threatened breach of this Agreement. The location for the arbitration will be the Washington, D.C. metropolitan area. Any award made by such panel will be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration will be borne by the Company; provided however, that at Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement will provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims (other than the Excluded Claims), the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

7.5.Surviving Clauses. Sections 3.2, 3.3, 5, 6, 7 and Exhibit A (the CIIAA), attached hereto (including the definitions of any defined terms referenced therein) will survive any termination or expiration of this Agreement.

7.6.Severability. In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, the parties agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in this Section 7.6, Executive and the Company agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and Executive agrees to be bound by this Agreement as modified. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.7.Waiver. If either party should waive any breach of any provisions of this Agreement or fail to enforce performance by the other party, he or it will not thereby be deemed to have waived any preceding or succeeding breach or performance of the same or any other provision of this Agreement. Any such waiver will be effective only if made in writing and signed by the Party waiving such breach or performance.

7.8.Complete Agreement; Amendment. This Agreement and its Exhibits, constitute the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. This Agreement replaces all previous agreements regarding the service relationship of Executive with the Company. It is entered into without

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reliance on any promise or representation other than those expressly contained herein. This Agreement cannot be modified or amended except in a writing signed by an authorized representative of the Company and Executive.

7.9.Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.10.	Assignment; Assumption by Successor; Non-transferability of Interest.

(a)The Company may assign this Agreement, without the consent of Executive, to any business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption will relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” will mean the Company as herein defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement will be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement will be void.

(c)Notwithstanding the foregoing Section 7.10(b), this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, the Beneficiaries or Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Beneficiaries or Executive’s devisee, legatee or other designee or, should there be no such designee, to Executive’s estate.

7.11.Headings. The headings of the sections hereof are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.12.Construction. The language in all parts of this Agreement will in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there will be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

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7.13.Choice of Law. All questions concerning the construction, validity, interpretation of this Agreement will be governed by the laws of Maryland as applicable to contracts made and wholly performed within Maryland by residents of that state.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

GAIN THERAPEUTICS, INC.:

10/8/2021 | 23:03:50 CEST

Name: Eric I. Richman

Title:Chief Executive Officer

EXECUTIVE:

Name: Matthias Alder

10/8/2021 | 16:06:34 CEST

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Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT, NONCOMPETITON AND NONSOLICITATION AGREEMENT

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Exhibit B BENEFICIARIES

Primary Beneficiary:

Janice Alder

Secondary Beneficiaries (if Primary Beneficiary pre-deceased): Marcus Alder (50%)

Leonie Alder (50%)

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Exhibit C
GENERAL RELEASE

1.	I, Matthias Alder (“Executive”), for and in consideration of the commitments of Gain Therapeutics, Inc. (the “Company”) as set forth in Section 6 of the Employment Agreement dated as of October 1, 2021 (the “Employment Agreement”), and intending to be legally bound, do hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company and its present and former divisions, subsidiaries, parents, predecessor and successor corporations, officers, directors, and their respective successors, predecessors, assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, up to the date of Executive’s execution of this General Release, particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company and Releasees, the terms and conditions of that relationship, and the termination of that relationship, including, but not limited to, any claims arising under any applicable Company employee benefit plan(s), the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, Title VII of The Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, Pennsylvania employment laws, and any other federal, state and local employment laws, as amended, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This General Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

2.	To the fullest extent permitted by law, and subject to the provisions of Paragraph 3 below, Executive represents and affirms that (i) Executive has not filed or caused to be filed on Executive’s behalf any claim for relief against the Company or any Releasee and, to the best of Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Executive’s behalf; and (ii) Executive has no knowledge of any improper, unethical or illegal conduct or activities that Executive has not already reported to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline; and (iii) Executive will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of execution of this General Release.

3.	The release of claims described in Paragraph 1 of this General Release does not preclude Executive from filing a charge with the U.S. Equal Employment Opportunity Commission. However, Executive agrees and hereby waives any and all rights to any monetary relief or other personal recovery from any such charge, including costs and attorneys’ fees.

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4.	Subject to the provisions of Paragraph 3 of this General Release, in further consideration of the commitments of the Company as described in the Employment Agreement, Executive agrees that Executive will not file, claim, sue or cause or permit to be filed, any civil action, suit or legal proceeding seeking equitable or monetary relief (including damages, injunctive, declaratory, monetary or other relief) for himself involving any matter released in Paragraph 1. In the event that suit is filed in breach of this release of claims, it is expressly understood and agreed that this release of claims shall constitute a complete defense to any such suit. In the event any Releasee is required to institute litigation to enforce the terms of this paragraph, Releasees shall be entitled to recover reasonable costs and attorneys’ fees incurred in such enforcement. Executive further agrees and covenants that should any person, organization, or other entity file, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, Executive will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding. Nothing in this General Release shall prohibit or restrict Executive from: making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

5.	Executive understands and agrees that the payments, benefits and agreements provided in the Employment Agreement are being provided to Executive in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, the Employment Agreement and this General Release, and that they are greater than the payments, benefits and agreements, if any, to which Executive would have received if Executive had not executed the Employment Agreement and this General Release. In addition, Executive acknowledges and agrees that Executive has been paid all amounts owed to Executive as of the date of Executive’s signing of this General Release.

6.	Executive and the Company agree and acknowledge that the agreement by the Company described in the Employment Agreement, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

7.	This General Release and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with and be governed by the laws of Maryland without reference to its conflicts of laws principles.

8.	Executive certifies and acknowledges as follows:

a.	that Executive has read the terms of this General Release, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and every one of its affiliated entities from any legal action arising out of Executive’s relationship with the Company and the termination of that relationship;

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b.	that Executive has signed this Release voluntarily and knowingly in exchange for the consideration described herein and in the Employment Agreement, which Executive acknowledges is adequate and satisfactory to Executive and to which Executive acknowledges that Executive would not otherwise be entitled;

c.	that Executive has been and is hereby advised in writing to consult with an attorney prior to signing this General Release;

d.	that Executive does not waive rights or claims that may arise after the date this General Release is executed;

e.	that the Company has provided Executive with at least 21 (twenty-one) days within which to consider this General Release, that any modifications, material or otherwise, made to this General Release have not restarted or affected in any manner the original 21 (twenty-one) day consideration period, and that Executive has signed on the date indicated below after concluding that this General Release is satisfactory to Executive;

f.	that Executive acknowledges that this General Release may be revoked by Executive within seven

(7) days after Executive’s execution, and it shall not become effective until the expiration of such seven-day revocation period. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Executive resides, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. In the event of a timely revocation by Executive, this General Release and the Employment Agreement will be deemed null and void and the Company will have no obligations hereunder; and

g.	that this General Release may not be signed prior to the third calendar day before the last day of the Term of the Employment Agreement. If this General Release is signed prior to the last day of the Term of the Employment Agreement, the Company reserves the right to have Executive ratify the General Release on or after the last day of the Term.

Intending to be legally bound hereby, Executive executed the foregoing General Release on the date indicated below.

Matthias Alder

Date:

10/8/2021 | 16:06:34 CEST

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